Exhibit 99.1
Press Release
Stratex Networks Announces SEC Effectiveness, Record Date and Stockholder Meeting Date for Proposed Merger with Microwave Communications Division of Harris Corp.
SAN JOSE, Calif., Jan. 8 /PRNewswire-FirstCall/ — Stratex Networks, Inc. (Nasdaq: STXN), today announced that the registration statement containing the proxy statement/prospectus to be mailed to Stratex Networks stockholders to vote on the proposed business combination with Harris Corporation’s Microwave Communications Division has been declared effective by the SEC. Stratex Networks has established an associated Special Meeting date of January 25, 2007 for stockholders of record as of December 8, 2006 to consider and vote to adopt the Agreement and Plan of Merger. The proposed combination was announced on September 5, 2006 and remains subject to the approval of Stratex Networks stockholders. The proxy statement/prospectus is being mailed the week of January 8, 2007 to stockholders of record as of the close of business as of December 8, 2006.
The Special Meeting will be held at 10:00 AM Pacific Time at Stratex Networks’ Corporate offices at 120 Rose Orchard Way, San Jose, CA.
About Stratex Networks
Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless, high-capacity transmission technology.
Additional information and where to find it
This communication is for informational purposes only. In connection with the transaction, Harris Stratex Networks, Inc. has filed a registration statement on Form S-4, which includes a proxy statement/prospectus, with the Securities and Exchange Commission (“SEC”).
This communication may be deemed to be solicitation material in respect of the proposed combination of Harris’ Microwave Communications Division with Stratex Networks. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement/prospectus is being mailed to the stockholders of Stratex Networks. In addition, investors and security holders are able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov. Copies of the definitive proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the definitive proxy statement/prospectus may also be obtained without charge, by directing a request to Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, CA 95134, Attention: Office of the Secretary, or to Harris Corporation, 1025 West NASA Blvd., Melbourne, FL 32919, Attention: Office of the Corporate Secretary.
Participants in solicitation
Stratex Networks, Harris Corporation and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from the Stratex Networks’ stockholders in respect of the proposed transaction. Information about the directors and executive officers of Stratex Networks is set forth in the proxy statement for Stratex Networks’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on July 10, 2006. Information about the directors and executive officers of Harris is set forth in the proxy statement for Harris’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on September 18, 2006. Investors may obtain additional information regarding the interest of such participants by reading the definitive proxy statement/prospectus regarding the transaction.